Davis Miles
McGuire Gardner

Davis Miles McGuire Gardner, PLLC
Attorneys *at* Law
40 E. Rio Salado Parkway, Suite 425
Tempe, AZ 85281
Telephone: (480) 733-6800
Facsimile: (480) 733-3748
www.davismiles.com

David W. Williams
Direct Dial: (480) 344-4047
dwilliams@davismiles.com

October 17, 2017

VIA EMAIL

P. Bruce Converse, Esq.
Steptoe & Johnson LLP
201 E. Washington Street Suite 1600
Phoenix, AZ 85004
BConverse@steptoe.com

Re: The Alkaline Water Company, Inc. Derivative Lawsuit
Maricopa County Superior Court Case No. CV 2017-005488
Our File No. 42073-001

Dear Mr. Converse:

Mr. Nickolas has been provided a copy of The Alkaline Water Company, Inc. ("the Company") proposed Form 8K.

Mr. Nickolas disagrees with the Company's statement in the Form 8K that "We believe that Mr. Nickolas resigned because our board of directors decided not to nominate him for re-election at the next annual meeting of our stockholders." Mr. Nickolas maintains that the only reason that he resigned from the Board of Directors was his disagreement with the Company's and Management's decisions as stated in my correspondence of October 6, 2017.

If you have any questions regarding this issue, please feel free to give me a call.

Very truly yours,

DAVIS MILES MCGUIRE GARDNER, PLLC

/s/ David W. Williams

David W. Williams

cc: Mr. Steven Nickolas